PRESS RELEASE

Plantronics Reports Q3 Fiscal Year 2007 Financial Results

FOR INFORMATION, CONTACT: Jon Alvarado Treasurer and Director, Investor Relations (831) 458-7533	FOR IMMEDIATE RELEASE January 22, 2007

SANTA CRUZ, CA - January 22, 2007 - Plantronics, Inc. (NYSE: PLT) today announced third quarter revenues of $215.4 million, down from $222.5 million in the third quarter of fiscal 2006. Revenues from our Audio Communications Group (ACG) segment grew $15 million or approximately 9%, but were more than offset by a $22 million decline in our Audio Entertainment Group (AEG) segment compared to last year’s record December quarter. GAAP EPS was $0.32 compared to $0.52 in the third quarter of fiscal 2006 and non-GAAP EPS in the quarter just ended was $0.38. The difference between GAAP and non-GAAP earnings per share is the after-tax cost of equity-based compensation which was approximately $2.9 million or $0.06 per share.

Ken Kannappan, CEO and President, noted, “Revenues were slightly above the high end of our guidance range of $205 to $215 million while GAAP and non-GAAP EPS were above the ranges we estimated. Our range for GAAP EPS was $0.19 to $0.25 and non-GAAP EPS was $0.25 to $0.30. ACG performed more strongly than we anticipated while AEG underperformed, leading to consolidated operating results being slightly above our internal targets for the quarter. A lower tax rate due to Congress re-enacting the R&D tax credit and foreign exchange gains in other income were the key reasons EPS was well above the high end of our range despite revenues being just above the high end of our range.”

Significant accomplishments during the quarter include:
•	resumed growth in our wireless office headset products, with revenues up 11% sequentially and 28% year over year,
•	excellent customer response to our Bluetooth line of headsets for mobile phones, with revenues up approximately 40% sequentially and 60% year over year, and
•
lower transformation costs in our ACG segment helping stabilize gross margin sequentially in a quarter where it usually declines. (Transformation costs are the costs required to transform raw material into finished product. We have previously discussed our goal to reduce transformation costs.)

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098

“After a strong December quarter, we started the New Year with our best CES show ever, with outstanding feedback for our products, our roadmaps, our ability to partner with channels and our categories. We were honored with 6 CES Design Innovation Awards and our Discovery 665 won Best of Show from the Bluetooth SIG. We and our channel partners are excited about the long-term growth opportunities we are pursuing,” Kannappan concluded.

ACG Segment
Third quarter revenues of $176.5 million for the Audio Communications Group (ACG) were up approximately 9% in comparison to $161.5 million in the year ago quarter. Wireless headsets led the revenue growth, partially offset by declines in our other product lines.

Sequentially, third quarter revenues were up 8% or $13.5 million with growth coming from all product lines. The largest growth driver was demand for mobile headsets, particularly our Bluetooth line, with total mobile revenues up nearly $10 million. Our Office and Contact Center (OCC) revenue was up $2.5 million with the increase in wireless office products partially offset by a decline in professional grade corded headsets. Computer and Gaming product revenues were up 8% and Clarity was also up approximately 8%.

“The resumption of growth in wireless office revenues after three quarters of relatively flat sequential performance was encouraging though growth was strongly concentrated in EMEA,” said Kannappan. “We believe the growth in EMEA was primarily attributable to an effective marketing campaign but we also believe the growth may have been somewhat bolstered by distributors increasing their inventory. On the other hand, in the U.S. our retail and contract stationer channels had increased revenues from wireless office products offset by a decline in the U.S. commercial distribution channel. Our U.S. commercial distributors have reported to us total sell-through in excess of their total purchases from us, meaning that they reduced inventories. Thus, in total, we are reasonably comfortable that the sequential growth in wireless, though mixed geographically, represents underlying market growth and the resumption of a long term trend toward wireless in the office,” Kannappan concluded.

Non-GAAP gross margin was down 2.2 points compared to the year ago quarter, and down just .1 point sequentially. This result was better than our internal estimates for the December quarter which has a strong consumer focus, and is usually down sequentially from the September quarter. Headsets for mobile phones, which have lower gross margin than our other product categories, grew to 24.4% of ACG revenue compared to 18.6% in the year ago quarter. Primarily as a result of product mix, standard margin was down approximately 4 points. However, as a result of our focus on reducing transformation costs, manufacturing efficiency was much improved contributing approximately 3 points to gross margin compared to the year ago quarter. Finally, also compared to the year ago quarter, we had a slightly higher provision required for inventory obsolescence (.7 pts).

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098

Sequentially, lower requirements for inventory provisions and improved factory efficiency mostly offset the impact of less favorable product mix and higher freight costs. We also continued to make progress toward Bluetooth profitability, with gross margin on our Bluetooth headset products improving again.

As indicated in our October 24 guidance, we increased operating expenses in ACG, primarily in sales and marketing to fund current quarter campaigns and with the goal of driving continued growth in wireless office in the future.

As a result, non-GAAP operating income was $26.9 million or 15.2% of revenue compared to 16% in the year ago quarter, and 15% in the second quarter.

AEG Segment

Third quarter revenues of $38.9 million for AEG were down approximately $22 million from a record $61 million in the year-ago December quarter. Compared to the year ago quarter, portable product revenues were down 46% and powered product revenues were down approximately 13%. Increased competition and the cumulative reduction of market share in the MP3 accessories market drove the decrease in the portable category.

Sequentially, AEG revenues were up $7 million, or 22%, compared to $31.9 million in the September quarter. Growth was driven by the portable line, which was up 34% with powered up approximately 11%. December is traditionally the strongest quarter of the entire year for the AEG business which has a heavy consumer, and therefore seasonal pattern to its sales.

Although sales in the December quarter were within the range we had estimated for guidance purposes, they were less than the stretch target AEG was striving to achieve. That, coupled with a reduced outlook relative to earlier estimates for certain products on a go-forward basis, led AEG to cancel purchase orders on its suppliers. As a result of these requested cancellations, AEG faces claims for material the suppliers cannot cancel or resell and thus recorded approximately $3 million of related charges and $0.7 million in provisions for on-hand inventory.

The combination of low revenues and significant charges for claims related to cancelled purchase orders with its suppliers led to non-GAAP gross margin declining sharply sequentially from 18.5% to 10.5%. In the year ago quarter, AEG was operating solidly in its operating target model of 30-35%, with a gross margin of 31.3%.

Despite the continued sub-par financial performance of AEG, their channel relationships remain solid, the Altec Lansing brand remains strong and a much-needed product refresh cycle is underway. The efforts of our integrated sales team approach are bearing fruit with the T515 Bluetooth speaker and headset system for MP3 enabled cell phones placement at Cingular and six Altec Lansing products available at Office Depot since November. A strong focus on product development should result in improved financial results by the December quarter next year with a goal of significant progress toward the target operating model in the following year.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098

Balance Sheet and Cash Flow Highlights

Inventory decreased by $5.2 million from the September quarter with ACG inventory declining $1.3 million and AEG inventory declining $3.9 million. ACG inventory would have declined further but for growth in EMEA. Inventory turns improved from 3.4 in the September quarter to 4.0 in the December quarter. We currently expect overall inventory to decline further in the March quarter.

“With sales up 11% sequentially and the traditionally slower December collection quarter, accounts receivable grew $13.1 million compared to September but we maintained a 55 DSO on the strength of strong cash collections from our customers. Cash flow from operations was approximately $12 million. We reduced our line of credit by $4 million, paid $2.4 million in dividends and our total cash, cash equivalents and short-term investments increased to $68.7 million from $60.1 million at the end of the September quarter,” said Barbara Scherer, SVP & CFO.

Business Outlook

The following statements are based on current expectations. Many of these statements are forward-looking, and actual results may differ materially.

We have a “book and ship” business model whereby we ship most orders to our customers within 48 hours of our receipt of those orders, and we thus cannot rely on the level of backlog to provide visibility into potential future revenues. In addition, the incoming order rate tends to be low during the last two weeks of December and during the first half of January in the ACG business and then rise significantly into February and March. This historical pattern has recurred thus far this quarter and we therefore must realize an increased incoming order flow for the balance of the quarter in order to achieve the revenue range we are projecting. There can be no assurance that the incoming orders we expect to receive over the balance of the quarter will materialize.

Subject to the foregoing, we are currently expecting the following financial results for Q4:

•	Revenues for the fourth quarter of fiscal 2007 to be in the range of $190 - $200 million with seasonal declines for both AEG and the consumer products within ACG
•	Increased operating expenses primarily to prepare for spring product launches
•	A foreign exchange loss in other income compared to the unusually large $1 million gain we had in Q3, resulting in a $1.3 million unfavorable swing in other income/expense.
•	Consolidated GAAP tax rate to be in the range of 18 - 21%

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098

o	Rate is higher when pre-tax profits are higher
o
Rate is heavily dependent on the results of operations of AEG as losses in that group result in a lower consolidated corporate rate (whereas profits in AEG result in a higher consolidated corporate tax rate)

•	GAAP earnings per share of approximately $0.16 to $0.21
•	Non-GAAP earnings per share for the fourth quarter of fiscal 2007 to be in the range of $0.22 - $0.27

Plantronics does not intend to update these targets during the quarter or to report on its progress toward these targets. Plantronics will not comment on these targets to analysts or investors except by its next press release announcing its fourth quarter fiscal year 2007 results or by other public disclosure. Any statements by persons outside Plantronics speculating on the progress of the fourth quarter of the fiscal year will not be based on internal Company information and should be assessed accordingly by investors. The statements do not reflect the potential impact of any mergers or acquisitions that may be completed after the date of this release.

Conference Call Scheduled to Discuss Financial Results
Plantronics has scheduled a conference call to discuss the contents of this release. The conference call will take place today, Monday, January 22 at 2:00 PM (PST). All interested investors and potential investors in Plantronics stock are invited to participate. To listen please dial in five to ten minutes prior to the scheduled starting time and refer to the "Plantronics Conference Call." Participants from North America should call (888) 301-8736 and other participants should call (706) 634-7260.

A replay of the call with the conference ID #2586527 will be available for 72 hours at (800) 642-1687 for callers from the United States and at (706) 645-9291 for all other callers. The conference call will also be simultaneously web cast at www.plantronics.com under Investor Relations, and the web cast of the conference call will remain available at the Plantronics Web site for thirty days.

Use of Non-GAAP Financial Information
We are reporting GAAP versus non-GAAP for equity-based compensation expense for the third quarter and year to date, and to isolate the earnings per share impact of a non-recurring real estate transaction (completed in Q1 FY07) in Year-to-Date results. We believe this is appropriate to enhance an overall understanding of our comparative financial performance and our prospects for the future.

We also believe that our estimates of expense and the earnings per share impact from equity compensation pursuant to FAS 123(R) are subject to a number of risks and uncertainties which we had not faced prior to the first fiscal quarter of 2007, including our estimates of the forfeiture rate, the impact on diluted shares outstanding pursuant to the Treasury Stock method, and the tax rate which will apply to the pre-tax expense. Therefore, we are also estimating earnings per share for the fourth quarter on a GAAP and non-GAAP basis.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098

SAFE HARBOR

This release contains forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include our prospects for growth and the resumption of a long term trend toward wireless in the office, estimates of revenues, margins, operating expenses, tax rate and earnings for the fourth quarter of fiscal 2007, our belief that total inventory will decline further in the fourth quarter of fiscal 2007 and our belief that AEG will make financial progress on the strength of a product refresh cycle by next December with a goal of returning to their target operating model the year after that. These forward-looking statements involve a number of risks and uncertainties, and are based on current information and management judgment.

Among the factors that could cause actual results to differ materially from those projected are:

•	Our operating results are difficult to predict;
•
The market for our products is characterized by rapidly changing technology, short product life cycles, and frequent new product introductions, and we may not be able to develop, manufacture or market new products in response to changing customer requirements and new technologies;

•	The actions of existing and/or new competitors, especially with regard to pricing and promotional programs;
•	Product mix is difficult to estimate and standard margin varies considerably by product;
•
Failure to match production to demand given long lead times and the difficulty of forecasting unit volumes and acquiring the component parts to meet demand without having excess inventory or incurring cancellation charges;

•	The inability to successfully develop, manufacture and market new products and achieve volume shipment schedules to meet demand;
•	A softening of the level of market demand for our products;
•
Class action lawsuits are being brought against us and other Bluetooth headset manufacturers claiming “noise induced hearing loss”. While we believe these suits are without merit, the costs to defend against them could be high and the results of litigation are not predictable in any event;

•	Variations in sales and profits in higher tax, as compared to lower tax, jurisdictions;
•	Fluctuations in foreign exchange rates;
•
We have significant intangible assets and goodwill recorded on our balance sheet. If the carrying value of our intangible assets and goodwill is not recoverable, an impairment loss must be recognized which would adversely affect our financial results, and

•	Changes in the regulatory environment either as to headsets directly or as to the products, such as mobile phones, with which our products are used.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098

•
Additional risk factors include: changes in the timing and size of orders from our customers, price erosion, increased requirements from retail customers for marketing and advertising funding, interruption in the supply of sole-sourced critical components, continuity of component supply at costs consistent with our plans, failure of our distribution channels to operate as we expect, failure to develop products that keep pace with technological changes, the inherent risks of our substantial foreign operations, problems which might affect our manufacturing facilities in Mexico or in China, and the loss of the services of key executives and employees.

For more information concerning these and other possible risks, please refer to the Company's Annual Report on Form 10-K filed June 5, 2006, quarterly reports filed on Form 10-Q and other filings with the Securities and Exchange Commission as well as recent press releases. These filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html

Financial Summaries

The following related charts are provided:
•	Summary Unaudited Condensed Consolidated Financial Statements
•	Summary Unaudited Condensed Statements of Operations by Segment
•	Unaudited GAAP to Non-GAAP Statements of Operations Reconciliation for Plantronics, Inc.
•	Unaudited GAAP to Non-GAAP Statements of Operations Reconciliations by Segment
•	Summary Unaudited Statements of Operations and Related Data

About Plantronics
In 1969, a Plantronics headset carried the historic first words from the moon: “That’s one small step for man, one giant leap for mankind.”  Since then, Plantronics has become the headset of choice for mission-critical applications such as air traffic control, 911 dispatch, and the New York Stock Exchange.  Today, this history of Sound Innovation™ is the basis for every product we build for the office, contact center, personal mobile, entertainment and residential markets. The Plantronics family of brands includes Plantronics, Altec Lansing, Clarity, and Volume Logic. For more information, go to www.plantronics.com or call (800) 544-4660.

Altec Lansing, Clarity, Plantronics, Sound Innovation, and Volume Logic are trademarks or registered trademarks of Plantronics, Inc. All other trademarks are the property of their respective owners.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098

PLANTRONICS, INC.
SUMMARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended		Nine Months Ended
	December 31, 2005	December 31, 2006	December 31, 2005	December 31, 2006

Net revenues	$222,512	$215,435	$543,646	$605,438
Cost of revenues	128,486	134,099	302,469	370,741
Gross profit	94,026	81,336	241,177	234,697
Gross profit %	42.3%	37.8%	44.4%	38.8%

Research, development and engineering	15,980	17,709	45,868	53,113
Selling, general and administrative	43,130	46,809	110,845	136,256
Gain on sale of land	-	-	-	(2,637)
Total operating expenses	59,110	64,518	156,713	186,732
Operating income	34,916	16,818	84,464	47,965
Operating income %	15.7%	7.8%	15.5%	7.9%

Interest and other income (expense), net	(596)	1,493	667	2,745
Income before income taxes	34,320	18,311	85,131	50,710
Income tax expense	9,279	3,121	24,685	10,704
Net income	$25,041	$15,190	$60,446	$40,006

% of net revenues	11.3%	7.1%	11.1%	6.6%

Diluted earnings per common share	$0.52	$0.32	$1.24	$0.83
Shares used in diluted per share calculations	48,165	47,922	48,768	47,940

Tax rate	27.0%	17.0%	29.0%	21.1%

UNAUDITED CONSOLIDATED BALANCE SHEETS
	March 31, 2006	December 31, 2006
ASSETS
Cash and cash equivalents	$68,703	$68,743
Marketable securities	8,029	-
Total cash, cash equivalents, and short-term investments	76,732	68,743
Accounts receivable, net	118,008	131,735
Inventory	105,882	134,263
Deferred income taxes	12,409	12,590
Other current assets	15,318	13,870
Total current assets	328,349	361,201
Property, plant and equipment, net	93,874	97,227
Intangibles, net	109,208	102,984
Goodwill	75,077	74,250
Other assets	5,741	6,190
	$612,249	$641,852
LIABILITIES AND STOCKHOLDERS' EQUITY
Line of credit	$22,043	$6,011
Accounts payable	48,574	45,975
Accrued liabilities	43,081	59,129
Income taxes payable	13,231	7,224
Total current liabilities	126,929	118,339
Deferred tax liability	48,246	41,137
Long-term liability	1,453	1,263
Total liabilities	176,628	160,739
Stockholders' equity	435,621	481,113
	$612,249	$641,852

AUDIO COMMUNICATIONS GROUP
SUMMARY CONDENSED FINANCIAL STATEMENTS
(in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended		Nine Months Ended
	December 31, 2005	December 31, 2006	December 31, 2005	December 31, 2006

Net revenues	$161,519	$176,511	$460,728	$503,281
Cost of revenues	86,598	99,254	244,217	284,445
Gross profit	74,921	77,257	216,511	218,836
Gross profit %	46.4%	43.8%	47.0%	43.5%

Research, development and engineering	13,936	15,137	41,873	45,697
Selling, general and administrative	35,193	39,265	98,969	111,340
Gain on sale of land	-	-	-	(2,637)
Total operating expenses	49,129	54,402	140,842	154,400
Operating income	$25,792	$22,855	$75,669	$64,436
Operating income %	16.0%	12.9%	16.4%	12.8%

AUDIO ENTERTAINMENT GROUP
SUMMARY CONDENSED FINANCIAL STATEMENTS
(in thousands, except per share data)

UNAUDITED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	December 31, 2005	December 31, 2006	December 31, 2005	December 31, 2006

Net sales	$60,993	$38,924	$82,918	$102,157
Cost of sales	41,888	34,845	58,252	86,296
Gross profit	19,105	4,079	24,666	15,861
Gross profit %	31.3%	10.5%	29.7%	15.5%

Research, development and engineering	2,044	2,572	3,995	7,416
Selling, general and administrative	7,937	7,544	11,876	24,916
Total operating expenses	9,981	10,116	15,871	32,332
Operating income	$9,124	$(6,037)	$8,795	$(16,471)
Operating income %	15.0%	-15.5%	10.6%	-16.1%

PLANTRONICS, INC.
UNAUDITED GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended December 31, 2006			Nine Months Ended December 31, 2006
	GAAP	Excluded (1)	Non-GAAP	GAAP	Excluded (2)	Non-GAAP

Net revenues	$215,435	$-	$215,435	$605,438	$-	$605,438
Cost of revenues	134,099	(730)	133,369	370,741	(2,210)	368,531
Gross profit	81,336	730	82,066	234,697	2,210	236,907
Gross profit %	37.8%		38.1%	38.8%		39.1%

Research, development and engineering	17,709	(935)	16,774	53,113	(2,843)	50,270
Selling, general and administrative	46,809	(2,576)	44,233	136,256	(7,564)	128,692
Gain on sale of land				(2,637)	2,637	-
Total operating expenses	64,518	(3,511)	61,007	186,732	(7,770)	178,962
Operating income	16,818	4,241	21,059	47,965	9,980	57,945
Operating income %	7.8%		9.8%	7.9%		9.6%

Interest and other income (expense), net	1,493	-	1,493	2,745	-	2,745
Income before income taxes	18,311	4,241	22,552	50,710	9,980	60,690
Income tax expense	3,121	1,358	4,479	10,704	3,085	13,789
Net income	$15,190	$2,883	$18,073	$40,006	$6,895	$46,901

% of net revenues	7.1%		8.4%	6.6%		7.7%

Diluted earnings per common share	$0.32	$0.06	$0.38	$0.83	$0.14	$0.98
Shares used in diluted per share calculations	47,922	47,922	47,922	47,940	47,940	47,940

AUDIO COMMUNICATIONS GROUP
UNAUDITED GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)

UNAUDITED STATEMENTS OF OPERATIONS
	Three Months Ended December 31, 2006			Nine Months Ended December 31, 2006
	GAAP	Excluded (1)	Non-GAAP	GAAP	Excluded (2)	Non-GAAP

Net revenues	$176,511	$-	$176,511	$503,281	$-	$503,281
Cost of revenues	99,254	(714)	98,540	284,445	(2,178)	282,267
Gross profit	77,257	714	77,971	218,836	2,178	221,014
Gross profit %	43.8%		44.2%	43.5%		43.9%

Research, development and engineering	15,137	(915)	14,222	45,697	(2,776)	42,921
Selling, general and administrative	39,265	(2,383)	36,882	111,340	(7,103)	104,237
Gain on sale of land				(2,637)	2,637	-
Total operating expenses	54,402	(3,298)	51,104	154,400	(7,242)	147,158
Operating income	$22,855	$4,012	$26,867	$64,436	$9,420	$73,856
Operating income %	12.9%		15.2%	12.8%		14.7%

AUDIO ENTERTAINMENT GROUP
UNAUDITED GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)

UNAUDITED STATEMENTS OF OPERATIONS
	Three Months Ended December 31, 2006			Nine Months Ended December 31, 2006
	GAAP	Excluded (1)	Non-GAAP	GAAP	Excluded (1)	Non-GAAP

Net revenues	$38,924	$-	$38,924	$102,157	$-	$102,157
Cost of revenues	34,845	(16)	34,829	86,296	(32)	86,264
Gross profit	4,079	16	4,095	15,861	32	15,893
Gross profit %	10.5%		10.5%	15.5%		15.6%

Research, development and engineering	2,572	(20)	2,552	7,416	(67)	7,349
Selling, general and administrative	7,544	(193)	7,351	24,916	(461)	24,455
Total operating expenses	10,116	(213)	9,903	32,332	(528)	31,804
Operating income	$(6,037)	$229	$(5,808)	$(16,471)	$560	$(15,911)
Operating income %	-15.5%		-14.9%	-16.1%		-15.6%

(1) Excludes stock-based compensation.
(2) Excludes stock-based compensation and gain on sale of land.

Use of Non-GAAP Financial Information
To supplement our consolidated financial statements presented on a GAAP basis, Plantronics uses non-GAAP measures of operating results, which are adjusted to exclude the impact of all stock-based compensation charges under FAS 123R, and the gain on sale of land, which Plantronics considers a non-recurring transaction. At the segment level, we have presented non-GAAP statements that only show our results to the operating income line. On a consolidated basis, we have presented full non-GAAP statement of operations. The non-GAAP financial measures should not be considered a substitue for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and the reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Summary of Unaudited Statements of Operations and Related Data

	Q105	Q205	Q305	Q405	FY05	Q106	Q206 (1)	Q306(1)	Q406(1)	FY06 (1)	Q107 (1),(2)	Q207 (1),(2)	Q307 (1),(2)
Net revenues	$131,370	$130,220	$150,583	$147,822	$559,995	$148,909	$172,225	$222,512	$206,748	$750,394	$195,069	$194,934	$215,435
Cost of revenues	61,703	60,719	75,150	73,965	271,537	75,760	98,223	128,486	121,671	424,140	118,306	116,856	133,369
Gross profit	69,667	69,501	75,433	73,857	288,458	73,149	74,002	94,026	85,077	326,254	76,763	78,078	82,066
Gross profit %	53.0%	53.4%	50.1%	50.0%	51.5%	49.1%	43.0%	42.3%	41.2%	43.5%	39.4%	40.1%	38.1%

Research, development and engineering	10,044	10,838	11,989	12,345	45,216	13,766	16,122	15,980	16,930	62,798	17,573	15,924	16,774
Selling, general and administrative	28,920	25,305	31,642	30,754	116,621	29,892	37,823	43,130	42,249	153,094	42,267	42,191	44,233
Operating expenses	38,964	36,143	43,631	43,099	161,837	43,658	53,945	59,110	59,179	215,892	59,840	58,115	61,007

Operating income	30,703	33,358	31,802	30,758	126,621	29,491	20,057	34,916	25,898	110,362	16,923	19,963	21,059
Operating income %	23.4%	25.6%	21.1%	20.8%	22.6%	19.8%	11.6%	15.7%	12.5%	14.7%	8.7%	10.2%	9.8%

Income before income taxes	31,038	34,271	33,947	31,104	130,360	29,723	21,088	34,320	27,423	112,554	17,908	20,230	22,552
Income tax expense	8,691	9,596	9,505	5,048	32,840	8,025	7,381	9,279	6,719	31,404	4,261	5,049	4,479
Income tax expense as a percent of income before taxes	28.0%	28.0%	28.0%	16.2%	25.2%	27.0%	35.0%	27.0%	24.5%	27.9%	23.8%	25.0%	19.9%

Net income	22,347	24,675	24,442	26,056	97,520	21,698	13,707	25,041	20,704	81,150	13,647	15,181	18,073
Diluted shares outstanding	50,428	50,638	51,365	50,967	50,821	49,335	49,007	48,165	48,637	48,788	48,268	47,626	47,922
EPS	$0.44	$0.49	$0.48	$0.51	$1.92	$0.44	$0.28	$0.52	$0.43	$1.66	$0.28	$0.32	$0.38

Net revenues from unaffiliated customers:
Audio Communication Group
Office and Contact center	82,815	86,204	92,470	104,846	366,335	105,425	107,475	114,290	119,334	446,524	114,267	115,813	118,280
Mobile	34,458	28,815	35,469	26,520	125,262	26,868	26,682	29,973	35,810	119,333	35,806	33,199	43,080
Gaming and Computer	6,992	8,515	15,259	9,038	39,804	9,344	8,906	9,419	7,987	35,656	7,289	7,727	8,364
Other specialty products	7,105	6,686	7,385	7,418	28,594	7,272	7,237	7,837	5,866	28,212	6,375	6,294	6,787
Audio Entertainment Group	-	-	-	-	-	-	21,925	60,993	37,751	120,669	31,332	31,900	38,924

Net revenues by geographical area from unaffiliated customers:
Domestic	89,088	89,375	100,587	96,480	375,530	96,685	113,431	139,033	136,253	485,402	126,900	122,782	126,178
International	42,282	40,845	49,996	51,342	184,465	52,224	58,794	83,479	70,495	264,992	68,169	72,152	89,257

Balance Sheet accounts and metrics:
Accounts receivable, net	68,039	73,345	89,178	87,558	87,558	88,576	115,078	126,169	118,008	118,008	121,702	118,646	131,735
Days sales outstanding	47	51	53	53		54	60	51	51		56	55	55
Inventory, net	47,418	65,940	75,074	60,201	60,201	56,441	99,167	106,573	105,882	105,882	135,979	139,426	134,263
Inventory turns	5.2	3.7	4.0	4.9		5.4	4.0	4.8	4.6		3.5	3.4	4.0

(1) Includes Altec Lansing since the acquisition on August 18, 2005
(2) Non-GAAP